FOR IMMEDIATE RELEASE                                              NEWS RELEASE

Contact:    Fran Barsky
            Investor Relations Manager
            Cree, Inc.
            (T) 919-313-5397
            (F) 919-313-5452

                  CREE REPORTS RECORD SECOND QUARTER RESULTS
                       Earnings Per Share Rises 80 Percent
                      Gross Margin Increases to 53 Percent

Durham, NC, January 3, 2000 - Cree, Inc. (Nasdaq: CREE), reported today record second quarter fiscal year 2000 revenue of $23,930,000, a 19 percent increase, sequentially, and a 70 percent increase over the $14,038,000 reported in the year ago period. Earnings per share rose 80 percent to $0.18, per diluted share, over the $0.10, per diluted share, reported in the comparable period in the prior year (as adjusted for the company's 2-for-1 stock split in July 1999). Net income increased 103 percent to $5,784,000 compared to $2,851,000 in the year ago period. Product revenue grew 73 percent on a year-over-year basis, and 21 percent, sequentially. The high brightness light emitting diode (LED) devices accounted for 71 percent of LED sales during the second fiscal quarter. Gross margins increased to 53 percent from the 47 percent reported for the first quarter of fiscal year 2000.

For the six-month period, the company reported record revenue of $43,977,000 compared to $26,317,000, an increase of 67 percent over the comparable period in the prior year. Net income rose 100 percent to $10,421,000, or $0.33 per diluted share, and compares with net income of $5,217,000, or $0.19 per diluted share, for the corresponding period. Product revenue increased 72 percent for the six-month period.

"We continue to achieve strong sales and earnings growth that reflect the strength and vitality of our business," said Neal Hunter, Chairman and Chief Executive Officer. "Of particular note is the improvement we've experienced in our gross margin, and the level of market acceptance for our high brightness LEDs, as evidenced by the 60 percent sequential increase in sales of our high brightness LED product."


                                   -- more --

The company today also announced a proposed offering of 2.6 million shares of common stock. Second quarter results are being reported earlier than usual to coincide with the proposed offering.

North Carolina-based Cree, Inc. is the world leader in developing and manufacturing semiconductor materials and electronic devices made from silicon carbide. The company uses proprietary technology to make enabling compound semiconductors such as blue and green LEDs, SiC crystals used in the production of unique gemstones and SiC wafers that are sold for device production and research. Cree has new product initiatives based on its expertise in SiC, including radio frequency and microwave transistors for use in wireless infrastructure applications and radar, blue laser diodes for optical storage applications and high power devices for power conditioning and switching. For more information on Cree, visit http://www.cree.com.

This press release contains forward-looking statements involving risks and uncertainties that may cause actual results to differ materially from those indicated. Actual results could differ due to a number of factors, such as the risk our customers may fail to honor contractual purchase commitments; the risk we may be unable to increase capacity quickly enough to meet delivery obligations; the risk that demand for our products may be less than we expect; the risk of price reductions or other actions by competitors that may impair sales; uncertainty whether we can continue to meet our margin goals; the risk of manufacturing delays or increased costs due to variability in the complex processes used to manufacture our products; the risk posed by concentration of our business among a few customers; uncertainty whether our intellectual property rights will provide adequate protection and the risk of intellectual property claims asserted against us by others; and other factors discussed in our filings with the Securities and Exchange Commission, including our report on Form 10-K for the year ended June 27, 1999 and our registration statement on Form S-3 filed today.


                              -- Tables Follow --

                         FINANCIAL STATEMENT HIGHLIGHTS
                      (in thousands, except per share data)

                             Three Months Ended            Six Months Ended
                            12/26/99     12/27/98       12/26/99      12/27/98
                           (Unaudited)  (Unaudited)    (Unaudited)   (Unaudited)
                           -----------  -----------    -----------   -----------
Product Revenue             $ 22,136     $ 12,805       $ 40,392      $ 23,525
Contract Revenue               1,794        1,233          3,585         2,792
Total Revenue                 23,930       14,038         43,977        26,317

Cost of Product Sales         10,075        6,377         19,572        11,792
Cost of Contract Sales         1,122        1,045          2,258         2,252
Total Cost of Sales           11,197        7,422         21,830        14,044

Gross Profit                  12,733        6,616         22,147        12,273

Operating Expenses:
Research & Development         1,911        1,121          2,843         1,927
Sales, General &
   Administrative              2,639        1,450          4,565         2,668
Other                            (8)          298             92           567
Income from Operations         8,191        3,747         14,647         7,111

Net Interest Income              573           20          1,142           135
Income Before Income Taxes     8,764        3,767         15,789         7,246
Income Taxes                   2,980          916          5,368         2,029
Net Income                  $  5,784     $  2,851        $10,421       $ 5,217

Net Income Per Share
(Diluted)                      $0.18        $0.10 *        $0.33         $0.19 *

Weighted Average Shares of
Common Stock Outstanding
(Diluted)                     31,594       27,668*         31,404        27,082*


                                                      Balance Sheet Highlights
                                                       12/26/99       6/27/99
                                                       --------       -------

Current Assets                                         $ 67,710      $ 69,767
Total Assets                                            160,912       144,218
Current Liabilities                                      14,050         9,545
Long Term Debt                                                -             -
Shareholders' Equity                                   $142,182      $130,022

* Reflects the impact of a two-for-one split of common stock effective July 26, 1999.